As filed with the Securities and Exchange Commission on May 19, 2004. Registration No. 333-                    .

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ZIX CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Texas	75-2216818
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

Bradley C. Almond
2711 N. Haskell Avenue
2711 N. Haskell Avenue	Suite 2300, LB 36
Suite 2300, LB 36	Dallas, Texas 75204-2960
Dallas, Texas 75204-2960	(214) 370-2000
(Address, including zip code,	(Name, address, including zip code,
of principal executive offices)	and telephone number, including area
code, of agent for service)

ZIX CORPORATION 2004 STOCK OPTION PLAN
ZIX CORPORATION 2004 DIRECTORS’ STOCK OPTION PLAN

(Full title of the plan)

Calculation of Registration Fee

Title of	Amount	Proposed Maximum	Proposed Maximum	Amount of
Securities	to be	Offering Price	Aggregate	Registration
to be Registered	Registered(1)	per Share(2)	Offering Price(2)	Fee(2)
Common Stock, $.01 par value	2,300,000 Shares	$6.84	$15,732,000	$1,993.24

(1)	Securities being registered consist of 2,000,000 shares issuable under the Zix Corporation 2004 Stock Option Plan (the “2004 Plan”) and 300,000 shares issuable under the Zix Corporation 2004 Directors’ Stock Option Plan (the “2004 Directors’ Plan”), as of the date hereof. Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock that may be issuable pursuant to the anti-dilution provisions of the 2004 Plan and 2004 Directors’ Plan.

(2)	Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices of the common stock as quoted on the NASDAQ National Market System on May 17, 2004, which was $6.84.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

     The following documents are hereby incorporated herein by reference:

     (a) The registrant’s Annual Report on Form 10-K, including audited financial statements, for the fiscal year ended December 31, 2003;

     (b) The registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004;

     (c) The registrant’s Current Reports on Form 8-K dated February 10, 2004 and April 7, 2004, and its Current Reports on Form 8-K/A dated April 14, 2004 and May 6, 2004; and

     (d) The description of the registrant’s common stock contained in its registration statement on Form 8-A, filed with the Securities and Exchange Commission on September 25, 1989, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the common stock offered hereby has been passed upon for the registrant by Ronald A. Woessner, Senior Vice President, General Counsel and Secretary of the registrant. Mr. Woessner beneficially owns 64,207 shares of common stock (including shares covered by employee stock options that are currently exercisable or that become exercisable within 60 days) and holds employee stock options to purchase common stock of the registrant.

Item 6. Indemnification of Directors and Officers.

     As permitted by the Texas Business Corporation Act, the registrant’s Restated Articles of Incorporation provide that directors of the registrant shall not be personally liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the registrant or its shareholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived any improper personal benefit, (iv) any act or omission where the liability of the director is expressly provided by statute, or (v) any act related to an unlawful stock repurchase or payment of a dividend. In addition, the registrant’s Restated Articles of Incorporation and Restated Bylaws include certain provisions permitted by the Texas Business Corporation Act whereby directors, officers, employees, and agents of the registrant generally are to be indemnified against certain liabilities to the fullest extent authorized by the Texas Business Corporation Act. Furthermore, the employment agreements between the registrant and John A. Ryan (the registrant’s chairman and chief executive officer) and Richard Spurr (the registrant’s president and chief operating officer), dated November 14, 2001 and January 20, 2004, respectively, provide Messrs. Ryan and Spurr with a contractual right to indemnification as an officer and/or director of the registrant as set forth in Article VII of the registrant’s Restated Bylaws, dated September 14, 1999. The registrant maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The Exhibits to this registration statement are listed in the Index to Exhibits on page II-6 of this registration statement, which Index is incorporated herein by reference.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 19, 2004.

ZIX CORPORATION
By:	/s/ Bradley C. Almond
Bradley C. Almond
Vice President, Finance and Administration, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

     Know all those by these presents that each person whose signature appears below constitutes and appoints each of Bradley C. Almond and John A. Ryan, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the registration statement on Form S-8 of Zix Corporation under the Securities Act of 1933, as amended, including, without limitation of the generality of the foregoing, to sign the registration statement in the name and on behalf of Zix Corporation, or on behalf of the undersigned as a director or officer of Zix Corporation, and any and all amendments or supplements to the registration statement, including any and all stickers and post-effective amendments to the registration statement, and to sign any and all additional registration statements relating to the same offering of securities as the registration statement that are filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 19, 2004.

Signature	Title
/s/ John A. Ryan John A. Ryan	Chairman, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Bradley C. Almond Bradley C. Almond	Vice President, Finance and Administration, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
/s/ Michael E. Keane Michael E. Keane	Director
/s/ James S. Marston James S. Marston	Director
/s/ Antonio R. Sanchez III Antonio R. Sanchez III	Director
/s/ Dr. Ben G. Streetman Dr. Ben G. Streetman	Director

INDEX TO EXHIBITS

Exhibit
Number	Description
10.1	Zix Corporation 2004 Stock Option Plan, dated May 6, 2004. Filed as Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and incorporated herein by reference.

10.2	Zix Corporation 2004 Directors’ Stock Option Plan, dated May 6, 2004. Filed as Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and incorporated herein by reference.

5.1*	Opinion of Ronald A. Woessner as to the validity of the securities being registered.

23.1	Consent of Ronald A. Woessner (included in his opinion filed as Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in Part II of this registration statement).

*	Filed electronically herewith.